Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146510
PROSPECTUS

MODTECH HOLDINGS, INC.

2,698,178 Shares of

Common Stock

par value $0.01 per share

This prospectus relates to an aggregate of 2,698,178 shares of common stock of Modtech Holdings, Inc. that may be offered for sale by the person named in this Prospectus under the caption “Selling Stockholder” who may acquire such shares upon exercise of warrants that were issued in connection with two promissory notes. We will not receive any of the proceeds from the offer and sale of the shares.

The shares may be offered for sale from time to time by the selling stockholder acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholder and the selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholder.

Our common stock currently trades on the NASDAQ Global Market under the symbol “MODT.”  On September 28, 2007, the last sales price of the shares as reported by the NASDAQ Global Market was $1.85.

See "Risk Factors" beginning on page 1 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2007

TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	1

FORWARD LOOKING STATEMENTS	6

USE OF PROCEEDS	6

SELLING STOCKHOLDER	6

PLAN OF DISTRIBUTION	7

LEGAL MATTERS	9

EXPERTS	9

WHERE YOU CAN FIND MORE INFORMATION	9

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Modtech” means Modtech Holdings, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term “common stock” means our common stock, $0.01 par value per share.

No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us or by the selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Modtech since the date hereof.

SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under “Risk Factors” and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

OUR COMPANY

We are a leading provider of modular classrooms in the State of California and a significant provider of classroom, commercial and light industrial modular buildings in California, Nevada, Arizona, New Mexico, Utah, Colorado, Florida and other neighboring states. We serve the educational, commercial, governmental, institutional and retail markets. We distribute our classroom and custom projects through direct sales outside of California and we use dealers and distributors for all other markets. As of August 30, 2007 we had three manufacturing facilities, one in California, Arizona and Florida. We use each of these manufacturing locations to manufacture and sell products into all the markets we serve.

Our principal executive offices are located at 2830 Barrett Avenue, Perris, California 92571 and our telephone number is (951) 943-4014. Information contained in our website, www.modtech.com, is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, to evaluate an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

We have recently incurred significant operating losses as well as negative operating cash flow and may continue to do so which could adversely affect our liquidity and our ability to obtain bonding necessary for our construction projects.

We experienced significant operating losses in 2006, 2005 and 2004 as well as negative operating cash flow for all three years. We have also experienced $45.1 million of operating losses and $3.6 million of negative cash flow for the first six months of 2007. Our operating losses for the first six months of 2007 included the write-off of $38.3 million of goodwill. For the six month period ended June 30, 2007, our revenues were down 45.8% and our gross profit margin declined to a gross loss of 2.2% compared to a gross profit of 6.5% for the first six months of 2006. We may experience future losses that could adversely affect our liquidity and ability to obtain bonding.

In the past two years, we have breached the financial covenants of our credit facility.

During 2005, we were unable to meet the financial ratios required by our then current lender and had to obtain waivers and amendments. We incurred substantial fees to obtain the amendments. During 2006, we violated certain financial covenants in our credit facility with Bank of America and under our convertible note issued to Amphora Limited, although we did not incur any fees to obtain waivers.

The Bank of America credit facility and Amphora note are no longer outstanding. They have been replaced by the $18 million in promissory notes issued to Laurus Master Fund, Ltd. which are secured by liens on substantially all of our assets. Should we default under these notes the note holder could foreclose upon all of our assets. We may not generate sufficient cash flow to repay our indebtedness, and we may not be able to obtain additional financing or refinance our indebtedness when needed on reasonable terms, if at all. The failure to obtain such financing would reduce our access to necessary capital to fund our operations and harm our business, results of operations and financial condition.

Our substantial leverage could adversely affect our financial condition.

We are highly leveraged and expect to continue to be highly leveraged. As of June 30, 2007, our aggregate outstanding indebtedness was $16.4 million. As of December 31, 2006, such indebtedness was $19.5 million. Our primary source of capital is the loan proceeds from the promissory notes we issued to Laurus. The notes must be repaid in full by December 28, 2009. The notes are not a revolving credit facility which we can pay down and borrow against again. If the proceeds from the notes prove to be insufficient or are utilized faster than anticipated, we may not have sufficient cash flow available to fund manufacturing, distribution and other operating expenses. In addition, our flexibility to plan for or react to downturns in our business, our industry or the economy in general, as well as our ability to pursue strategic acquisitions and other business opportunities that may be in our best interests will be limited.

Should we experience a decline in the value of our assets which secure our debt, it would limit our ability to obtain additional or new financing, if necessary, for operating expenses, or limit our ability to obtain such financing on reasonable terms.

Our future results may fluctuate, fail to match past performance or fail to meet expectations.

Our results may fluctuate in the future, may fail to match our past performance or fail to meet the expectations of analysts and investors. Our results and related ratios, such as gross margin, operating income percentage and effective tax rate may fluctuate as a result of:

•	general economic conditions in the states where we sell our products;

•	legislative and educational policies in the states where we sell our products;

•	seasonality and variability in the modular classroom and our other end-markets;

•	the timing of new product introductions by us and our competitors;

•	product obsolescence;

•	the scheduling, rescheduling or cancellation of orders by our customers;

•	the cyclical nature of demand for our products;

•	capacity utilization;

•	product mix and pricing;

•	movements in interest rates or tax rates; and

•	litigation and regulatory matters.

As a result of these factors, our past financial results are not necessarily indicative of our future results.

The prices of raw materials have significantly increased in recent years and if we are unable to pass these costs onto our customers, our financial results could be significantly harmed.

The cost of raw materials represents a significant portion of our operating expenses. As a result of domestic and international events, the prices of raw materials we use in our operations fluctuate and have significantly increased in recent years. For example, during 2004, our overall cost for steel was up more than 30% from the prior year. We are not always able to obtain the right in our contracts to pass through raw material price increases to our customers. Should we experience significant increases in the price of raw materials as we did in 2004, our financial results could be adversely affected.

Our current promissory notes contain certain covenants and financial conditions that limit the way we conduct business.

The promissory notes we issued to Laurus and the agreement pursuant to which we issued the notes contain various covenants limiting our ability to incur or guarantee additional indebtedness, pay dividends and make other distributions, make capital expenditures, make acquisitions and sell assets. These covenants may prevent us from raising additional financing, competing effectively or taking advantage of new business opportunities. Under the notes, we are also required to maintain a minimum amount of cash and approved accounts receivable.

If we cannot comply with these covenants or meet the minimum account balance condition, it could result in a default under the notes and unless we are able to negotiate an amendment, forbearance or waiver, we could be required to repay all amounts then outstanding, which could require us to refinance our debt on terms less favorable to us or if we are unable to refinance, we may be forced to repay our debt which would reduce funds available for our operations and harm our business, financial condition and results of operations. If we are forced to repay our debt, we may have to raise funds through the liquidation of some of our assets.

The notes are secured by liens on substantially all of our assets. If we are in default under the notes, the lender could foreclose upon all or substantially all of our assets. We cannot assure you that we will generate sufficient cash flow to repay our indebtedness, and we further cannot assure you that, if the need arises, we will be able to obtain additional financing or to refinance our indebtedness on terms acceptable to us, if at all. Any such failure to obtain financing could reduce our access to necessary capital to fund our operations which would harm our business, results of operations and financial condition.

We have experienced significant turnover of senior management and our current executive management team has been together for a limited time, which could slow the growth of our business and cause our operating results to decline.

Throughout 2003 and 2004, we announced a series of changes in our management that included the departure of several senior executives, and there have also been changes in the responsibilities of our board of directors. Our chairman, Charles C. McGettigan, a long serving company director became chairman in August 2003; in June 2003 Dennis Shogren joined us as our chief financial officer and in September 2004, David Buckley joined us as our chief executive officer. Mr. Buckley resigned in 2006, and Mr. Shogren was appointed chief executive officer. Kenneth Cragun joined us in 2006 as our new chief financial officer.

Other members of our senior management team are new to Modtech or new in their positions. Because of these recent changes, our management team has not worked together as a group for an extended period of time and may not work together as effectively to successfully execute on revenue goals, implement our strategies and manage our operations as they would if they had worked together for a longer period of time. If our management team is unable to accomplish our business objectives, our ability to grow our business and successfully meet operational challenges could be severely impaired.

Only Mr. Shogren, Mr. Cragun and Ronald Savona have long-term employment agreements and it is possible that the high turnover at our senior management levels may continue for a variety of reasons. We are not aware of impending retirements or voluntary separations, but the loss of the services of one or more of our key senior executive officers could also affect our ability to successfully implement our business objectives, which could slow the growth of our business and cause our operating results to decline. For these reasons, our shareholders may lose confidence in our management team and decide to dispose of our common stock, which could cause the price of our common stock to decline.

We receive a significant portion of our revenues from the sale of classrooms to the State of California and California school districts, the leasing companies that lease classrooms to such school districts and from a small number of independent dealers. The loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position.

We receive a significant portion of our revenues from the sale of classrooms to California school districts, to leasing companies that lease to such school districts and to a small number of independent dealers. Historically, certain California school districts, certain leasing companies and certain independent dealers have individually accounted for 10% or more of our consolidated revenues in certain quarters or represented 10% or more of our net accounts receivables on any given date. During the year ended December 31, 2006, sales of classrooms, directly or indirectly, for use in California schools accounted for approximately 39% of our net sales. During the same year, one independent dealer accounted for 6.9% of our net sales and St. Lucie County in Florida accounted for 12.5% of our net sales.

The loss of any significant customer, the failure to collect a significant receivable from a significant customer, any material reduction in orders by a significant customer or the cancellation of a significant customer order could significantly reduce our revenues and consequently harm our financial condition and our ability to fund our operations and service our debt.

Sales of our classroom product are dependent upon the legislative and educational policies and the financial condition of the states in which we do business.

The demand for our modular relocatable classrooms is affected by various state statutes which, among other things, prescribe:

•	the way in which all school classrooms to be constructed on public lands must be designed and engineered;
•	the methods by which customers for our classroom product, primarily individual school districts, obtain funding for the construction of new facilities; and
•	the manner in which available funding is spent.

As a result, our business depends upon the legislative and educational policies and financial condition of the states in which we do business. For example, in California, funding for new school construction and rehabilitation of existing schools by school districts currently is provided primarily at the state level, through annual allocations of funds derived from general revenue sources and statewide bond issues. In addition, school districts obtain funding for the purchase or lease of school facilities through the imposition of developers’ fees and local bond issuances. The availability of this funding is subject to financial and political considerations which vary from district to district and is not tied to demand. In California there is a requirement that, in order for school districts to increase the amount of funds to be received from developers in excess of the statutory level, school districts must show that 20% of all classroom space, not just space to be added, consists of relocatable classrooms. Although our classroom units qualify as relocatable structures, there are alternative structures that are less relocatable in nature than our classrooms that may also satisfy this legislative requirement. Changes in the legislative and educational policies or shortages of financial resources at either state or local levels in the states in which we do business could harm our business.

Despite the existence of some barriers to entry into our markets, our markets are competitive and our market share may be reduced if competitors enter the market or we are unable to respond to our competitors effectively.

Barriers to entry into the modular classroom and commercial and light industrial modular building markets consist primarily of access to capital, the availability of a qualified labor pool, the nature of the bidding process, the level of performance bonding required, and the industry’s regulated environment. In the California market, for example, the state approves the designs and plans for classrooms sold to California schools and the time required to complete the approval process also creates a barrier to entry. However, manufacturers of other modular buildings, including housing and classrooms, who possess a skilled work force and manufacturing facilities, could easily adapt their manufacturing facilities to produce modular structures, and might choose to do so, during an economic downturn in their industry. We expect continued competition from existing competitors as well as competition from new entrants into the modular building market. In 2005, two of our former executive officers opened separate and unrelated modular building manufacturing business, one in Texas and the other across the street from our plant in Perris, California.

Our ability to compete successfully depends on several factors, including:

•	maintaining high product quality;

•	ability to deliver products on a timely basis;

•	pricing policies of our competitors;

•	success in designing and manufacturing new products;

•	performance of competitors’ products;

•	marketing, manufacturing and distribution capability; and

•	financial strength.

To the extent our products achieve market success, competitors typically seek to offer competitive products or lower prices, which, if successful, could reduce our market share, harm our ability to compete successfully and reduce our revenue and margins which could harm our business, results of operations and financial condition.

Fluctuations, seasonality and economic downturns in any of our end-markets may have adverse consequences for our business.

Our quarterly revenue typically has been highest in the second and third quarters of the year when school districts generally place a large number of orders for modular classrooms to be delivered in time for the upcoming school year. Additionally, first and fourth quarter revenues are typically lower due to a greater number of holidays, days of inclement weather, and customer budget and fiscal constraints during such periods.

In the past, the level of funding available from the states in which we do business to the school districts which are the end customers of our classrooms have caused such districts to experience budget shortfalls and to reduce their demand for our products despite growing student populations. If restrictions or limitations on funding available to school districts from the states in which we do business increases, it could result in a lower number of orders for our products which could reduce our revenues and consequently harm our financial condition and our ability to fund our operations and service our debt.

If liabilities related to inspection and certification tests exceed our estimates, our profitability could be harmed.

Most of our contracts require us to build classrooms which meet certain established state mandated function and manufacturing specifications. Under such contracts, we assume the liability for correcting, without additional compensation, any deficiencies which cause the classrooms to fail inspection and certification tests. We rely upon our experience and expertise to evaluate the potential for such liability and to price our bids accordingly and we follow strict quality control standards and subject our units under construction to extensive testing under the supervision of inspectors hired by our customers. If we incur such liability significantly in excess of our estimated profitability it could harm our business.

In addition, delays in obtaining approvals can cause costs to exceed our estimates and harm our results. For example, a delay in the approval of certain welds called for in a project for the Heritage High School in Brentwood, California in 2004 resulted in an accelerated timeline to complete that project which, in turn, led to approximately $3.8 million in additional costs.

We are subject to government regulations and other standards that impose operational and reporting requirements.

We are subject to a variety of United States federal, state and local government laws, rules and regulations, including those related to the use, storage, handling, discharge or disposal of certain toxic, volatile or otherwise hazardous chemicals used in the manufacturing process.

We believe we are currently in material compliance with such laws, rules and regulations and price our bids in accordance with our experience and expertise to include the costs of such compliance. If there are changes in such laws, rules or regulations or we are found not to be in compliance with such laws, rules or regulations, we could be required to incur substantial additional expenses to acquire equipment necessary to make our manufacturing process compliant and could incur fines or penalties associated with any non-compliance, which we are unable to quantify at this time but which could be material. Any such event could cause our product costs to significantly increase, thus reducing our margins and harming our ability to compete effectively which would harm our business, results of operations and financial condition.

The Sarbanes-Oxley Act of 2002 required us to change or supplement some of our corporate governance and securities disclosure and compliance practices. The Securities and Exchange Commission and NASDAQ have revised, and continue to revise, their regulations and listing standards. These developments have increased, and may continue to increase, our legal compliance and financial reporting costs.

These developments may also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This, in turn, could make it more difficult for us to attract and retain qualified member of our board of directors, or qualified executive officers.

Failure to comply with present or future laws, rules and regulations of any kind that govern our business could result in suspension of all or a portion of production, cessation of all or a portion of our operations, or the imposition of significant administrative, civil, or criminal penalties, any of which could harm our business.

We have identified material weaknesses in our disclosure controls and procedures and our internal control over financial reporting, which, if not remedied effectively, could prevent us from reporting our financial results on a timely and accurate basis and result in a decrease in the trading price of our common stock and otherwise seriously harm our business.

Management through, in part, the documentation, testing and assessment of our internal control over financial reporting pursuant to the rules promulgated by the SEC under Section 404 of the Sarbanes-Oxley Act of 2002 and Item 308 of Regulation S-K has concluded that our disclosure controls and procedures and our internal control over financial reporting had material weaknesses as of December 31, 2005 and December 31, 2006. We have taken certain actions to begin to address those material weaknesses, but as of June 30, 2007 had not yet completed our remediation efforts.

If we fail to complete our remediation or if we complete the remediation but fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could prevent us from reporting our financial results on a timely and accurate basis or cause investors to lose confidence in our reported financial information. These effects could in turn result in a decrease in the trading price of our common stock.

Prior to the remediation of these material weaknesses, there remains risk that the transitional controls on which we currently rely will fail to be sufficiently effective, which could result in a material misstatement of our financial position or results of operations and require a restatement. If this were to occur, investors may not be able to rely on the financial statements contained in this prospectus. In addition, even if we are successful in strengthening our controls and procedures, such controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our financial statements or SEC reporting.

Costs related to our compliance with Section 404 of the Sarbanes-Oxley Act have been significant and may continue to negatively impact our cash flow and results of operations.

Our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal control over financial reporting and our independent registered public accounting firm’s audit of that assessment has required the commitment of significant financial and managerial resources. Our compliance efforts have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. During 2004, 2005 and 2006 direct costs relating to Sarbanes-Oxley compliance were approximately $750,000, $500,000 and $250,000 respectively. If compliance costs continue our cash flows and results of operations will likely continue to be negatively impacted.

 We may underutilize our manufacturing facilities or we may have inadequate facilities to meet the demand for our products.

Underutilization of our manufacturing facility in Glen Rose, Texas because of sluggish sales in the state resulted in the plant being closed during the first quarter of 2007. We may, in the future, underutilize our other manufacturing facilities from time to time for similar reasons and with similar results. An underutilized facility causes margins to decrease which harms our ability to fund operations and service our debt. Conversely, there may be situations in the future in which our manufacturing facilities will be inadequate to meet the demand for our products. Our inability to generate sufficient manufacturing capacities to meet future demand, either through our own facilities or through outsourcing to third parties, could result in our inability to fulfill orders or require us to turn down orders which could have an adverse effect on our business, results of operations and financial condition.

Our assembly line process requires a significant number of manufacturing employees, many of whom are employed at relatively low wages. In periods of low unemployment, we have experienced difficulty in finding suitable replacements for our workforce when turnover occurs.
Our inability to hire and retain sufficient numbers of manufacturing employees at any of our operating facilities could result in our inability to fulfill orders or require us to turn down orders which could have an adverse effect on our business, results of operations and financial condition.

Our share price could be subject to extreme price fluctuations, and stockholders could have difficulty trading shares.

The market price for our common stock has been and may continue to be subject to significant price fluctuations. Our stock price has declined by over 50% since January 1, 2007.

Price fluctuations could be in response to operating results, announcements of technological innovations, changes in legislative and educational policies and general market conditions. Additionally, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the price of our common stock.

In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company’s stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management’s attention and resources.

In addition, the future sale of a substantial number of shares of common stock by us or by our existing stockholders, including the selling stockholder, may have an adverse impact on the market price of the shares of common stock. There can be no assurance that the trading price of our common stock will remain at or near its current level.

We have acquired and may continue to acquire other companies and may be unable to successfully integrate these companies into our operations.

In the past, we have expanded our operations through strategic acquisitions, and we may continue to expand and diversify our operations with additional acquisitions. We may not realize the anticipated benefit from any of the transactions we pursue. Regardless of whether we consummate any such transaction, the negotiation of a potential transaction as well as the integration of the acquired business could require us to incur significant costs and cause diversion of management’s time and resources. Any such transaction could also result in impairment of goodwill and other intangibles, write-offs and other related expenses. If we are unsuccessful in integrating these companies into our operations or if integration is more difficult than anticipated our business, results of operations and financial condition could be harmed. Some of the risks that may affect our ability to integrate acquired companies include those associated with:

•	unexpected losses of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

 Earthquakes or other natural disasters may cause us significant losses.

Our corporate headquarters, one of our manufacturing facilities and certain other critical business operations are located near major earthquake fault lines. We do not maintain earthquake insurance and could be harmed in the event of a major earthquake. We maintain some business interruption insurance to help reduce the effect of such business interruptions, but we are not fully insured against such risks.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders.

Our board of directors has the authority to issue an additional 5,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

FORWARD LOOKING STATEMENTS

This prospectus contains statements which, to the extent that they are not recitations of historical fact constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.

The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “forecast” “may,” “will,” “should,” “continue,” “predict” and similar expressions are intended to identify forward-looking statements. These risks, uncertainties, assumptions and other factors, including the risks outlined under “Risk Factors,” may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements. Such forward-looking statements are intended to be subject to the safe harbor protection within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Statements in this prospectus, including “Risk Factors,” describe factors, among others, that could contribute to or cause such differences.
The accuracy of such forward looking statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: the ability to adequately pass through to customers unanticipated future increases in raw material costs; an unanticipated change in the types of classrooms required by school districts; and declines in available funding for modular classroom construction and other risks and uncertainties that are described in the “Risk Factors” section hereof. Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, there is no assurance that our expectations will be attained. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered and sold for the account of the selling stockholder. We will receive proceeds from any cash exercise of warrants by the selling stockholder. We will use any such proceeds for general corporate purposes, including capital expenditures and working capital. If all warrants held by the selling stockholder were exercised as of September 30, 2007, we would receive approximately $18.2 million.

The selling stockholder will not pay any of the expenses that are incurred in connection with the registration of the shares, but the selling stockholder will pay all commissions, discounts and any other compensation to any securities broker dealers through whom it sells any of the shares.

SELLING STOCKHOLDER

On October 31, 2006, we issued to Laurus Master Fund, Ltd. a promissory note in the original principal amount of $13 million, a warrant exercisable for 1,540,697 shares of our common stock at an exercise price of $7.82 per share for the first 770,349 shares and $7.31 for the remaining 770,348 shares, and a second warrant exercisable for 581,395 shares of our common stock at an exercise price of $5.69 per share.   On December 28, 2006, we borrowed an additional $5 million from Laurus pursuant to a new promissory note. In connection with the issuance of the new note, we issued Laurus a warrant for 576,086 shares. The exercise prices of this warrant are $5.06 per share for the first 192,029 shares, $5.29 per share for the next 192,029 shares and $6.53 for the remaining 192,028 shares.

The different exercise prices of the three warrants were the result of our efforts to negotiate a premium to the market price of our shares on the dates the warrants were issued to avoid dilution to existing shareholders. The closing price of our stock on October 31, 2006 was $5.09 and on December 28, 2006 it was $4.48. As of the date of issuance of the warrants, the exercise price for approximately 57% of the shares covered by the warrants was at a 49% premium to market price, the exercise price for approximately 21% of the shares was at a 25% premium to the market price and the exercise price for approximately 22% of the shares was at a 12% premium to market price. The exercise prices of the warrants are not subject to adjustment, except in the case of stock dividends and stock splits. From the date of issuance through the date of this prospectus, there has not been any potential profit from exercise of the warrants.

The $13 million note issued October 31, 2006 and the $5 million note issued December 28, 2006 both bear interest at an adjustable rate equal to the prime rate as published in the Wall Street Journal, plus 3.75% and 2.5%, respectively. Interest on the notes is payable monthly. The company has a restricted cash account with North Fork Bank from which interest on the notes is being paid. The balance of the account as of August 31, 2007 was $492,000. Monthly principal payments of $270,833.33 under the $13 million commenced February 28, 2007 and monthly principal payments of $104,166.66 commenced under the $5 million on April 1, 2007. Through August 31, 2007, $2,146,000 in principal payments and $1,544,000 in interest payments have been made on the two notes. The maturity dates of the $13 million and $5 million notes are October 31, 2009 and December 28, 2009, respectively. The notes may be prepaid in whole, but not in part or separately, at any time by paying 124% of the then aggregate outstanding principal balance and accrued interest. The notes are secured by substantially all of our assets.

We incurred an aggregate of $1,082,345 in costs related to the issuance of the notes, including loan fees, due diligence fees and legal fees paid to the selling stockholder or its affiliates or parties with whom it had a contractual relationship regarding the issuance of the notes and warrants. The net proceeds we received from the issuance of the notes were $16,917,655.

Under our registration rights agreement with the selling stockholder, we agreed to register for resale from time to time by the selling stockholder the shares of common stock issuable upon exercise of the warrants. This prospectus covers such resale.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the warrants, as of September 30, 2007 assuming exercise of the warrants held by the selling stockholder, without regard to any limitations on exercise. Under the terms of the warrants issued to the selling stockholder, it may not exercise the warrants to the extent such exercise would cause it, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.  The third column lists the shares of common stock being offered by this prospectus by the selling stockholder. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.” In connection with the issuance of the $13 million promissory note on October 31, 2006, we also issued to the selling stockholder a $5 million convertible note which was fully converted by February 26, 2007 into 1,400,560 shares of our common stock at a conversion price of $3.57 per share. The shares were subsequently registered for resale and the convertible note is no longer outstanding.  Except for the convertible note transaction and the ownership of the notes and warrants previously described above, the selling stockholder has not had any material relationship with us within the past three years.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant To this Prospectus	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering

Laurus Master Fund, Ltd. (1)	4,098,738	2,698,178	1,400,560	6.5%

(1)
For purposes of this table, this column includes shares of common stock held beneficially as of September 30, 2007 as well as shares of common stock issuable upon the exercise of warrants held by the selling stockholder. The selling stockholder does not hold any rights to acquire shares of common stock except pursuant to the warrants discussed above.

(2)	Assumes the selling stockholder sells the maximum number of shares to be sold pursuant to the prospectus and does not acquire additional shares or rights to acquire additional shares.

PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
•	an exchange transaction in accordance with the rules of any stock exchange on which the securities are listed;
•	ordinary brokerage transactions and transactions in which the broker solicits purchases;
•	privately negotiated transactions;
•	short sales once the $13 million and $5 million Laurus notes are no longer outstanding;
•	through the writing of options on the securities, whether or not the options are listed on an options exchange;
•	through the distribution of the securities by a selling stockholder to its partners, members or stockholders;
•	one or more underwritten offerings on a firm commitment or best efforts basis;
•	any combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also transfer by gift. We do not know of any arrangements by the selling stockholder for the sale of any of the securities. Modtech does not intend to use any means of distributing or delivering this prospectus other than by hand or by the mails. The selling stockholder has indicated that it may deliver a prospectus in electronic form to an executing broker acting on behalf in connection with the sale of registered shares. To the knowledge of Modtech and the selling stockholder, executing brokers generally deliver “hard copies” of a prospectus when fulfilling their delivery requirements. However, such executing brokers may rely on other means of delivery to their customers who have agreed to accept delivery through such other means (for example, by electronic delivery).

To our knowledge based upon inquiry, it is not the intention of the selling stockholder to deliver a prospectus in electronic form that will contain additional video, audio or graphic presentations that would not be available in a printed copy of the prospectus.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as agents of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price.

Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current  market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

To the extent required, this prospectus may be supplemented or the registration statement of which it is a part amended from time to time to describe a specific plan of distribution.

The selling stockholder may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to each be a selling stockholder. As and when the selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of the selling stockholder will decrease. The plan of distribution for the selling stockholder’s securities will otherwise remain unchanged.

To the extent required under the Securities Act of 1933, the aggregate amount of the selling stockholder's securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of the selling stockholder's securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them may be deemed to be underwriting discounts and commissions.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume. Once the $13 million and $5 million Laurus notes are no longer outstanding, the selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.

The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

Sales (including short sales) of our common stock and the other hedging and market activities described above could have the effect of depressing the market value of our common stock, and any of the activities described above may affect the market price or volatility of our common stock. If commenced, these activities may be discontinued at any time.

The selling stockholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

The securities offered hereby will be originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the resale of the securities under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the date on which the selling stockholder may sell all of the securities without restriction pursuant to Rule 144(k) or has sold all of the securities. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholder, but not including underwriting discounts, concessions, commissions or fees of the selling stockholder.

We will not receive any proceeds from sales of any securities by the selling stockholder.  We cannot assure you that the selling stockholder will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

For the purpose of this offering, Haddan & Zepfel LLP, Newport Beach, California is giving an opinion of the validity of the issuance of the securities offered in this prospectus.

EXPERTS

Our consolidated financial statements and schedule II for the year ended December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP ("KPMG"), independent registered public accounting firm, incorporated by reference herein and in the registration statement upon the authority of said firm as experts in accounting and auditing. We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to incorporation by reference of its audit report on our past financial statements incorporated by reference in this registration statement.

Our consolidated financial statements and the accompanying financial statement schedule II as of December 31, 2006 and 2005 and for each of the years in the two-year period ended December 31, 2006 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of our independent registered public accounting firm, Squar, Milner, Peterson Miranda & Williamson, LLP and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 2006.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information.

Further, all filings we make under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our Annual Report on Form 10-K for the year ended December 31, 2006;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

3. Our Current Reports on Form 8-K, as filed on June 25, 2007, August 10, 2007 and September 11, 2007; and

4. The description of our common stock set forth in our Form 8-A, filed with the SEC on December 11, 1998.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone.

Requests should be directed to:

Modtech Holdings, Inc.
Attention: Dennis Shogren
2830 Barrett Avenue
Perris, California 92571
(951) 943-4014

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superceded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supercedes or replaces such statement. Any statement so modified, superceded or replaced shall not be deemed, except as so modified, superceded or replaced, to constitute part of this prospectus.